Exhibit 10.1

Void if not signed & delivered on or before November 30, 2010

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between Hoku Corporation (“Employer”) and Karl Taft III (“Employee”) (collectively “parties”) as of November 30, 2010.

1.           Separation.  Effective on and as of November 30, 2010 (the “Separation Date”), Employee’s employment as Chief Technology Officer and any and all other positions Employee may have held with Employer shall cease.  Accordingly, on the Separation Date, Employee shall incur a separation from service for purposes of Section 409A of the Internal Revenue Code.

2.           Payments.

a.
Employee hereby acknowledges that Employer has paid to Employee on the Separation Date, an amount equal to $25,000, less, all normal deductions and withholdings (the “Severance Amount”).  Employee acknowledges and agrees that Employee is solely responsible to inform Employer in writing of Employee’s new address should Employee change Employee’s residence and that failure to do so may result in Employee’s not receiving benefits under this Agreement.   Except as expressly provided herein, Employee acknowledges and agrees that Employee will not receive (nor is Employee entitled to receive) any additional consideration, wages, commissions, payments, reimbursements, stock or benefits of any kind, and that the vesting of any stock options or stock awards shall immediately cease upon the Separation Date.  Employee further acknowledges and agrees that as of the Separation Date, Employer has paid to Employee in full any and all wages, salary, accrued but unused vacation, commissions, bonuses, incentives and compensation due and owing as of the Separation Date.

b.	On the Separation Date,

(i)
6,666 out of 13,333 unvested shares under Employee’s option (the “Option”) to purchase shares of Employer’s common stock granted to Employee on July 24, 2006, under Employer’s 2005 Equity Incentive Plan, as amended, shall become vested in full.  Employee shall not vest with respect to the remaining 6,666 unvested shares under the Option following the Separation Date.  In accordance with the terms of the agreement evidencing the Option, Employee shall have a period of three months to exercise the Option with respect to the shares that are vested as of the Separation Date and the Option shall terminate on February 28, 2011.

(ii)
All remaining unvested shares of Employer’s common stock granted under restricted stock awards to Employee on May 16, 2008, and June 16, 2009, under Employer’s 2005 Equity Incentive Plan, as amended, shall become vested in full.

  Karl Taft III Initial & Date ______________________

(iii)	The number of shares subject to the accelerated vesting under the Option and the restricted stock awards are set forth on attached Schedule A.

3.           Non-Interference.  Employee agrees that Employee will not discuss any aspect of the business or affairs of Employer or its affiliates (including, without limitation, Hoku Corporation, Hoku Materials and Hoku Solar, collectively “Affiliates”), with any employee, stockholder, customer, vendor or strategic partner of Employer.  Employee further agrees that Employee will not alone or in combination with any other person or entity take any action to influence the management or strategic direction of Employer or its Affiliates.  Employee acknowledges and agrees that the obligations imposed on Employee under this Section 3 are material to Employer entering into this Agreement, and that violation of this Section 3 constitutes a material breach of this Agreement and Employee shall be required to abide by the terms and conditions of this Section 3 for a period of two (2) years from the Separation Date.

4.           Employer Property. On or prior to the Separation Date, Employee agrees to return (and hereby so certifies that Employee has returned) to Employer all Employer documents (and all copies thereof) and any and all other Employer property in Employee’s possession, custody or control, including, but not limited to, cell phones, pagers, computers, laptops, printers, fax machines, projectors, financial information, customer information, customer lists, employee lists, Employer files, notes, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Employer (and all reproductions thereof).

5.           Release of Claims. Employee, and on behalf of his heirs, personal representatives, estates, assigns and marital community does hereby release Employer, its Affiliates, and their respective successors, predecessors, assigns, directors, officers, employees, attorneys and agents, both individually and in their official capacities (herein collectively referred to as the “Released Parties”), from any and all claims, demands, suits, complaints, actions and causes of action, whether in law or in equity, with respect to any event, matter, claim, damage or injury arising out of and/or with respect to the Employee’s employment with Employer, including, but not limited to, claims based on his employment with the Company and any related contract or agreement, express or implied, tortious conduct, covenants of good faith and fair dealing, wrongful discharge, unpaid wages, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Hawaii Employment Practices Act, the Idaho Human Rights Act, Idaho Code section 67-5901 et seq., the Idaho Claims for Wages Act, Idaho Code section 45-601 et seq.,and any other applicable federal, state or local laws, ordinances and regulations.

6.           Waiver of Claims.  Employee understands that by signing this Agreement, he is forever relinquishing his right to sue Employer and the other Released Parties based on any claim arising out of and/or with respect to the Employee’s employment with Employer (other than claims arising under employee benefit plans or claims for injuries compensable under workers’ compensation laws, which are non-waivable).

  Karl Taft III Initial & Date ______________________

7.           Review Period.  Employee acknowledges that he has been advised to consult with an attorney of his choice, at the Employee’s own expense, regarding the terms of this Agreement before signing it, and that Employee was offered a reasonable period of time in which to consider the terms herein before signing this Agreement.

8.           No Derogatory Statements.  Employee agrees that he shall not disclose, discuss or disseminate any of the facts, circumstances, materials (including this document), or other information concerning the termination of the Employee’s employment with Employer with anyone other than the Employee’s attorneys and except as otherwise required by law.  Employee agrees not to make any disparaging, derogatory, discrediting, injurious, or uncomplimentary statements, allegations, or remarks in any form of communication whatsoever, about Employer or any other Released Parties.

9.           No Admission.  Employee understands that the consideration provided to Employee under the terms of this Agreement does not constitute an admission by Employer that it has violated any law, or other legal obligations such as those described in Section 5 above.

10.           Nondisclosure of Proprietary Information. Employee agrees to be and acknowledges that Employee continues to be bound by the Confidential Information and Invention Assignment Agreement between Employer and Employee, a copy of which is attached hereto as Exhibit A and hereby incorporated into this Agreement as part of this Agreement.

11.           Tax Consequences.  Employee expressly acknowledges that Employer has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Employer to Employee pursuant to this Agreement.  Employee agrees to indemnify Employer and hold Employer harmless from any and all claims or penalties asserted against Employer for any failure to pay taxes due on any consideration provided by Employer pursuant to this Agreement with the exception of any penalties which are the sole result of Employer’s malfeasance as it may relate to this Section 11.

12.           Injunctive Relief.  In the event of a breach or threatened breach of Sections 6 or 10 above, Employer shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee and/or any and all persons directly or indirectly acting for or with Employee.  In addition, Employer shall be entitled to pursue any other rights, remedies, or damages available to Employer at law or in equity.

13.           Arbitration.  Except as provided in Section 12 above, Employee agrees that if there is any breach of any term or condition of this Agreement, the matter shall be submitted to binding arbitration in Honolulu County, Hawaii.  A single arbitrator, using the most current Rules of the American Arbitration Association governing employment disputes, shall decide the matter.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, with the non-prevailing party to bear all attorneys' fees and costs of all parties.

14.           Applicable Law.  This Agreement was entered into in the State of Hawaii, and the parties agree and intend that it be construed and enforced in accordance with the laws of the State of Hawaii.

  Karl Taft III Initial & Date ______________________

15.           No Third Party Rights.  The parties agree that by making this Agreement they do not intend to confer any benefits privileges or rights to others.

16.           Voluntary and Knowingly.  Employee acknowledges that in executing this Agreement, Employee has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of Employee’s own choosing, and was fully advised of Employee’s rights under law, and acted knowingly and voluntarily.

17.           Duty to Effectuate. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

18.           Entire Agreement.  This Agreement (together with the exhibits hereto) constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and Employer with regard to the subject matter hereof.  This Agreement supersedes any and all other offers, agreements and contracts between the parties.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it may not be modified except in a writing that refers to this Agreement signed by Employee and Employer.

19.           Successors and Assigns.  This Agreement shall bind the heirs, personal representatives, marital community (if any), successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

20.           Severable.  If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable.

21.           Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 409A.  It is the intent of the parties that the provisions of this agreement comply with all applicable requirements of Internal Revenue Code Section 409A.  To the extent there is any ambiguity as to whether one or more provisions of this agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder.

[Signature page follows]

  Karl Taft III Initial & Date ______________________

Void if not signed & delivered on or before November 30, 2010

IN WITNESS WHEREOF, the parties have duly authorized and caused this Separation Agreement and Release to be executed as of the date last set forth below.

EMPLOYEE	EMPLOYER HOKU CORPORATION,

By:
Karl Taft III
	Name:	Scott Paul

	Title:	President & Chief Executive Officer

Date:	Date:	November 30, 2010

VOID IF NOT SIGNED & DELIVERED ON OR BEFORE NOVEMBER 30, 2010

SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE

Void if not signed & delivered on or before November 30, 2010

EXHIBIT A

COPY OF CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
BETWEEN HOKU CORPORATION AND KARL TAFT III

Void if not signed & delivered on or before November 30, 2010

Schedule A

		Unvested
	Grant	Shares @
Type	Date	11/30/2010	Accelerated Vest
Options	7/24/2006	13,333	6,666
RSA	5/16/2008	8,000	8,000
RSA	6/16/2009	16,000	16,000
	Total unvested	37,333	30,666

Karl Taft III Initial & Date ________________